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                                                                    Exhibit 8(a)



                      OPINION OF JONES, DAY, REAVIS & POGUE
                      -------------------------------------

                           Jones, Day, Reavis & Pogue
                                  North Point
                              901 Lakeside Avenue
                              Cleveland, OH 44114

                               February 24, 2000





Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio   44124-4141

Gentlemen:

         You have requested our opinion regarding the applicability of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"), to the statutory merger pursuant to the Ohio General Corporation Law (the "Merger") of Commercial Intertech Corp. ("Company"), an Ohio corporation, with and into Parker-Hannifin Corporation ("Buyer"), an Ohio corporation, pursuant to Article I of the Agreement and Plan of Merger, dated as of January 14, 2000, by and among Buyer and Company. In addition, you have also requested our opinion regarding whether Buyer and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         This opinion is being delivered to you pursuant to Sections 5.5(c) and 6.2(c) of the Merger Agreement and addresses solely the U.S. federal income tax matters referred to above. Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Merger Agreement.

         For purposes of rendering this opinion, we have examined such existing documents and records of Buyer and Company as we have deemed necessary or appropriate, as well as the Merger Agreement, other documents relating to the Merger, and the proxy statement/prospectus which Company will send to its shareholders in connection with the special meeting of shareholders at which the Merger will be approved. With your consent we have also relied upon the accuracy of the representations by both Buyer and Company contained in separate tax certification letters and have, with your permission, assumed that all such representations are true without regard to any knowledge qualifier that may be set forth therein. We assume that the Merger Agreement and each of the other executed or finalized documents in connection with this matter have not been, and will not be, amended prior to the Effective Time. We also confirm that, in rendering our opinion in this matter, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to opine on the matters that you have asked us to consider.

         Based upon the foregoing, we are of the opinion that the merger of Company with and into Buyer pursuant to Article I of the Merger Agreement will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that Buyer and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Our opinion is based on the relevant provisions of the Code and on administrative interpretations, judicial decisions and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

         This opinion is being furnished to you solely for the benefit of Buyer. We hereby consent to the filing of this opinion as Exhibit 8(a) to the Registration Statement filed by Buyer on Form S-4, and to the reference to our Firm under the caption "Legal Matters" in the proxy statement/prospectus constituting part of the Registration Statement.


                                              Very truly yours,



                                              /s/ Jones, Day, Reavis & Pogue
                                              ------------------------------
                                              JONES, DAY, REAVIS & POGUE